FOR IMMEDIATE RELEASE

HC2 Holdings Reports Third Quarter 2019 Results
- Third Quarter 2019 Consolidated Net Revenue of $475.7 Million -
- Marine Services Segment Announces Sale of Stake in HMN Joint Venture -
- Reaffirms 2019 Guidance for Construction Segment -

New York, November 5, 2019 - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the third quarter ended September 30, 2019.

Third Quarter 2019 Highlights

•	Consolidated net revenue of $475.7 million, compared to $501.4 million in the year-ago quarter.

•
Net loss attributable to common and participating preferred stockholders of $7.5 million, or $0.16 per fully diluted share, compared to net income of $152.8 million, or $2.97 per fully diluted share, in the year-ago quarter. Third quarter 2018 net income benefited from approximately $171.0 million in pre-tax one-time gains related to an acquisition at the Insurance segment and from our investment in Inseego Corp.

•	Adjusted EBITDA for Core Operating Subsidiaries* increased 30% to $34.2 million, compared to $26.3 million in the year-ago quarter.

•	Total Adjusted EBITDA, excluding Insurance, increased 72% to $23.6 million, compared to $13.7 million in the year-ago quarter.

•	Pre-tax Adjusted Operating Income for Insurance segment of $13.5 million, compared to Pre-tax AOI loss of $11.3 million in the year-ago quarter.
* “Core Operating Subsidiaries” consists of HC2’s Construction, Marine Services, Energy and Telecommunications segments.
Subsequent to Quarter End

•	Marine Services (“Global Marine Group” or “GMG”) agreed to a sale of its stake in Huawei Marine Networks Co., Limited (“HMN”) to Hengtong Optic-Electric Co Ltd. (“Hengtong”).

•
Broadcasting (HC2 Broadcasting Holdings, Inc. and certain of its operating subsidiaries (together, “HC2 Broadcasting”)) completed the issuance of $78.7 million of new notes, which have a blended PIK coupon rate of 9.6% and mature in October 2020, to retire HC2 Broadcasting's existing notes due 2019, as well as fund pending acquisitions, working capital and general corporate purposes.

“We’ve made significant progress in recent weeks with respect to the sale of Global Marine and the refinancing of Broadcasting,” stated Philip Falcone, HC2’s Chairman, Chief Executive Officer and President. “With the sale agreement of Global Marine Group's stake in the HMN joint venture, we again prove the value creation inherent within our large portfolio of assets. The HMN sale provides us with further momentum in the ongoing sales process of our majority stake in GMG, which will position us to commence de-levering our balance sheet and offers an opportunity to reduce our cost of capital. At Broadcasting, we recently completed a financing package which allows us to re-focus on our over-the-air strategy by completing the build-out of our broadcast distribution platform. As we bring more stations online and make progress towards our goal of reaching 80% of U.S. household coverage, we expect additional networks will be attracted to our platform, which is key to our strategy of growing our Broadcasting revenue and profitability over the longer term.”

“Operationally, our third quarter saw us perform strongly as we increased core Adjusted EBITDA by 30% from the prior-year period,” continued Mr. Falcone. “Not only did Construction benefit from consistently successful project execution and strong results at GrayWolf Industrial, on an adjusted basis, backlog reached a record $833 million, taking into consideration awarded, but not yet signed contracts. Our Insurance segment produced another quarter of excellent results and has now generated over $75 million in Pre-Tax AOI thus far in 2019, an impressive performance considering we formed the platform just four years ago. Furthermore, our Energy segment has seen a seamless integration of the recently acquired ampCNG stations with a near 100% uptime, and we’re very pleased with the results we’ve seen so far. Overall, we remain excited about the opportunities present throughout our platform - from the consistent and strong cash flows generated at our Construction and Insurance segments, to the longer-term growth opportunities at our Broadcasting and Energy segments, along with the potential to unlock considerable value at Life Sciences, HC2 is poised to build meaningful value as we move forward.”

Global Marine Strategic Alternatives Update

As previously disclosed, Global Marine Group, HC2's Marine Services segment, agreed to a sale of its stake in HMN, its 49% joint venture with Huawei Technologies Co., Ltd. (“Huawei”), to Hengtong. The sale of GMG's interest values HMN at $285 million, and GMG's 49% stake at approximately $140 million.

Under the agreement, GMG is selling 30% ownership of HMN to Hengtong at closing and will retain a 19% interest under a two-year put option agreement, which it will be able to exercise in 2022 at the greater of the current $285 million equity valuation or fair market value at that time. Hengtong is also purchasing Huawei's full 51% stake and will own 81% of the joint venture upon the closing of both sales, and 100% upon the exercise of GMG's put option. Completion of the sale is expected by the first quarter of 2020, subject to customary closing conditions, with proceeds delivered to GMG at that time. After satisfaction of any pending obligations and in concert with any sale of Global Marine Systems Limited (“GMSL”), HC2's share of the net proceeds from the HMN sale will be utilized to reduce debt at the HC2 holding company level.

HC2 continues to make progress with respect to a potential sale for its majority stake in GMG, including, without limitation, its operating subsidiary GMSL. As previously mentioned, HC2 intends to use the net proceeds from a potential sale to reduce its overall debt. There can be no assurance that the HMN transaction will be completed as proposed or at all, or that the exploration of any other strategic alternative, including a potential sale of GMG, will result in a consummated transaction or other alternative. Neither HC2 nor GMG has set a timetable for completion of the process, and neither intends to comment further regarding the process unless a specific transaction or other alternative is approved by their respective Boards of Directors, the process is concluded or it is otherwise determined that further disclosure is appropriate or required by law.

Third Quarter Financial Highlights

•
Net Revenue: For the third quarter of 2019, HC2 consolidated net revenue was $475.7 million, compared to $501.4 million for the year-ago quarter. Lower revenue in Construction, Telecommunications and Broadcasting segments were partially offset by increases in revenue from the Insurance segment, net of eliminations, as well as from the Energy and Marine Services segments.

NET REVENUE by OPERATING SEGMENT

(in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Increase / (Decrease)	2019	2018	Increase / (Decrease)
Construction	$168.4	$195.3	$(26.9)	$556.2	$531.2	$25.0
Marine Services	48.2	44.8	3.4	130.0	149.9	(19.9)
Energy	8.7	4.6	4.1	19.3	16.2	3.1
Telecommunications	162.2	187.8	(25.6)	507.0	580.6	(73.6)
Total Core Operating Subsidiaries	$387.5	$432.5	$(45.0)	$1,212.5	$1,277.9	$(65.4)
Insurance	80.4	77.2	3.2	251.3	161.1	90.2
Broadcasting	10.0	12.0	(2.0)	29.8	33.7	(3.9)
Other	—	0.3	(0.3)	—	3.7	(3.7)
Eliminations (1)	(2.2)	(20.6)	18.4	(7.9)	(24.6)	16.7
Consolidated HC2	$475.7	$501.4	$(25.7)	$1,485.7	$1,451.8	$33.9
(1) The Insurance segment revenues are inclusive of realized and unrealized gains and net investment income for the three and nine months ended September 30, 2019 and 2018, which are related to transactions between entities under common control which are eliminated or are reclassified in consolidation.

•
Net Income / (Loss): For the third quarter of 2019, HC2 reported a Net Loss attributable to common stock and participating preferred stockholders of $7.5 million, or $0.16 per fully diluted share, compared to Net Income of $152.8 million, or $2.97 per fully diluted share, in the year-ago quarter. Net Income for the prior-year period included a bargain purchase gain of $109.1 million related to the acquisition of Humana Inc.'s long-term care (“LTC”) business, a $44.2 million gain from our investment in Inseego Corp. and a $17.7 million gain on the recapture of a reinsurance treaty.

NET INCOME (LOSS) by OPERATING SEGMENT

(in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Increase / (Decrease)	2019	2018	Increase / (Decrease)
Construction	$7.0	$9.2	$(2.2)	$18.0	$20.1	$(2.1)
Marine Services	2.6	(0.5)	3.1	(1.9)	4.1	(6.0)
Energy	(0.1)	(0.6)	0.5	(1.4)	(0.6)	(0.8)
Telecommunications	(0.3)	1.3	(1.6)	0.7	3.4	(2.7)
Total Core Operating Subsidiaries	$9.2	$9.4	$(0.2)	$15.4	$27.0	$(11.6)
Insurance	10.5	141.1	(130.6)	74.6	142.9	(68.3)
Life Sciences	5.6	(2.6)	8.2	1.6	67.5	(65.9)
Broadcasting	(6.2)	(4.7)	(1.5)	(14.1)	(29.2)	15.1
Other	(0.2)	4.5	(4.7)	(0.4)	3.8	(4.2)
Non-operating Corporate	(23.9)	(17.3)	(6.6)	(70.0)	(57.2)	(12.8)
Eliminations (1)	(2.1)	23.1	(25.2)	(7.6)	19.0	(26.6)
Net income (loss) attributable to HC2 Holdings, Inc.	$(7.1)	$153.5	$(160.6)	$(0.5)	$173.8	$(174.3)
Less: Preferred dividends, deemed dividends, and repurchase gains	0.4	0.7	(0.3)	(0.4)	2.1	(2.5)
Net income (loss) attributable to common stock and participating preferred stockholders	$(7.5)	$152.8	$(160.3)	$(0.1)	$171.7	$(171.8)
(1) The Insurance segment is inclusive of realized and unrealized gains and net investment income for the three and nine months ended September 30, 2019 and 2018, which are related to transactions between entities under common control which are eliminated or are reclassified in consolidation.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries” increased 30% to a combined $34.2 million for the third quarter of 2019, compared to $26.3 million for the year-ago quarter, as significant improvements at Construction, Marine Services and Energy were partially offset by reduced contributions at Telecommunications.

For the third quarter of 2019, Total HC2 Adjusted EBITDA, which excludes the Insurance segment, increased 72% to $23.6 million, compared to Adjusted EBITDA of $13.7 million for the year-ago quarter, due primarily to the increase in Core Operating Subsidiaries Adjusted EBITDA, as well as reduced losses at Broadcasting and lower recurring expenses at the Non-operating Corporate segment.

ADJUSTED EBITDA by OPERATING SEGMENT

(in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Increase / (Decrease)	2019	2018	Increase / (Decrease)
Construction	$19.4	$15.9	$3.5	$54.9	$41.5	$13.4
Marine Services	11.7	7.9	3.8	21.4	25.8	(4.4)
Energy	2.3	1.0	1.3	4.6	4.7	(0.1)
Telecommunications	0.8	1.5	(0.7)	2.4	3.8	(1.4)
Total Core Operating Subsidiaries	$34.2	$26.3	$7.9	$83.3	$75.8	$7.5
Life Sciences	(4.0)	(3.0)	(1.0)	(8.7)	(12.2)	3.5
Broadcasting	(1.9)	(2.4)	0.5	(5.3)	(13.7)	8.4
Other and Eliminations	—	(1.0)	1.0	—	(2.2)	2.2
Non-operating Corporate	(4.7)	(6.2)	1.5	(15.2)	(18.3)	3.1
Total HC2 Adjusted EBITDA	$23.6	$13.7	$9.9	$54.1	$29.4	$24.7

•
Balance Sheet: As of September 30, 2019, HC2 had consolidated cash, cash equivalents and investments of $4.6 billion, which includes cash and investments associated with HC2’s Insurance segment. Excluding the Insurance segment, consolidated cash was $80.3 million, of which $7.7 million was at the HC2 corporate level.

Third Quarter 2019 Segment Highlights

•	Construction

–
For the third quarter of 2019, DBM Global Inc. (“DBM”) reported Net Income of $7.0 million, compared to $9.2 million for the year-ago quarter. Adjusted EBITDA increased 22% year-over-year to $19.4 million, driven by positive project execution and contributions from GrayWolf Industrial.

–
DBM's total backlog was approximately $475.3 million as of September 30, 2019, compared to $615.4 million for the year-ago quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been approximately $833.0 million at the end of the third quarter 2019, compared to $632.0 million at the end of the third quarter 2018.

•	Insurance

–
As of September 30, 2019, Continental Insurance Group (“Continental”) had $4.5 billion of cash and invested assets, $5.6 billion in total GAAP assets, and an estimated $334 million of total adjusted capital.

–
For the third quarter of 2019, Continental reported Net Income of $10.5 million, compared to $141.1 million for the year-ago quarter. Net Income for the prior-year period included a bargain purchase gain related to the acquisition of Humana Inc.'s LTC business, a gain from the Company's equity investment in Inseego Corp. and a gain on the recapture of a reinsurance treaty.

–
Pre-tax Insurance AOI was $13.5 million for the third quarter of 2019, compared to a Pre-tax Insurance AOI loss of $11.3 million for the year-ago quarter. The increase was primarily driven by the incremental net investment income and policy premiums from the KIC block acquisition and higher net investment income from the legacy CGI block driven by both the growth and mix of the investment portfolio, including a rotation into additional fixed rate assets. In addition, there was a decrease in policy benefits, changes in reserves, and commissions related to current period reserve adjustments driven by higher mortality and policy terminations, an increase in contingent non-forfeiture option activity as a result of in-force rate actions approved and implemented, and favorable developments in claims activity. This was partially offset by an increase in selling, general and administrative expenses, primarily attributable to headcount additions related to the KIC acquisition.

•	Energy

–
For the third quarter of 2019, American Natural Gas (“ANG”) reported Net Loss of $0.1 million, compared to $0.6 million for the year-ago quarter. Adjusted EBITDA increased 130% year-over-year to $2.3 million, driven by contributions from ANG's June 2019 acquisition of ampCNG's stations, which added 20 CNG fueling stations to ANG's nationwide network.

•	Broadcasting

–
In October, HC2 Broadcasting completed the issuance of $78.7 million of new notes, which have a blended PIK coupon rate of 9.6% and mature in October 2020. Net proceeds from the financing were used to retire HC2 Broadcasting's existing notes due 2019, as well as fund pending acquisitions, working capital and general corporate purposes.

–
As of late October 2019, HC2’s Broadcasting segment has 184 operational stations, including 9 full-power stations, 52 Class A stations and 123 LPTV stations in over 130 U.S. markets, including 9 of the top 10 markets across the United States. In addition, Broadcasting has 350 silent licenses and construction permits, a portion of which will be built out over the next couple of years.

•	Marine Services

–
Total backlog for Global Marine was approximately $398.7 million as of September 30, 2019, inclusive of $103.1 million of installation projects, compared to total backlog of $357.7 million as of September 30, 2018, inclusive of $32.5 million of installation projects. Installation project backlog increased by $70.6 million compared to the year-ago quarter.

Reaffirms 2019 Guidance for Construction Segment

While the complex nature of certain large-scale DBM Global projects could cause quarterly variability in their financial results, the Company reaffirms its expectations for the full year 2019 for its largest Adjusted EBITDA segment contributor, Construction to be between $75 million and $80 million of Adjusted EBITDA.

The Company has provided 2019 guidance with regard to the non-GAAP measures of Adjusted EBITDA. These measures exclude from the corresponding GAAP financial measures the effect of special items as described below under “Non-GAAP Financial Measures.” The Company has not provided a reconciliation of such non-GAAP guidance to the most directly comparable GAAP measure because it cannot predict and quantify with a reasonable degree of confidence all of the special items that may occur during 2019.

HC2 does not guarantee future results of any kind. The Company’s guidance is based on numerous assumptions about future events and conditions and, therefore, could vary materially from actual results, and is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the Company’s annual and quarterly reports filed with the Securities and Exchange Commission (“SEC”).

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its third quarter 2019 financial results and operations today at 5:00 p.m. ET. The Company will post an earnings supplemental presentation in the Investor Relations section of the HC2 Website at ir.hc2.com, to accompany the conference call.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Domestic Dial-In (Toll Free): 1-877-705-6003
International Dial-In: 1-201-493-6725
Participant Entry Number: 13695394
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website at ir.hc2.com.
Conference Replay*
Domestic Dial-In (Toll Free): 1-844-512-2921
International Dial-In: 1-412-317-6671
Conference Number: 13695394
*Available approximately two hours after the end of the conference call through November 19, 2019.

About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across eight reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Broadcasting, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.

Contact
Investor Relations
Garrett Edson
ICR
Phone: (212) 235-2691
E-mail: ir@hc2.com

Non-GAAP Financial Measures
In this press release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment), Adjusted EBITDA for its operating segments, Adjusted Operating Income for the Insurance segment and Pre-Tax Adjusted Operating Income for the Insurance segment.
Adjusted EBITDA
Management believes that Adjusted EBITDA provides investors with meaningful information for gaining an understanding of our results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, since interest, taxes, depreciation, amortization and the other items listed in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. Adjusted EBITDA can also be a useful measure of a company’s ability to service debt. While management believes that non-U.S. GAAP measurements are useful supplemental information, such adjusted results are not intended to replace our U.S. GAAP financial results. Using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other U.S. GAAP financial measures, as this non-GAAP measure excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and does not purport to be an alternative to net income (loss) or other U.S. GAAP financial measures as a measure of our operating performance. Adjusted EBITDA excludes the results of operations and any consolidating eliminations of our Insurance segment.
The calculation of Adjusted EBITDA, as defined by us, consists of Net income (loss) as adjusted for depreciation and amortization; amortization of equity method fair value adjustments at acquisition; Other operating (income) expense, which is inclusive of (gain) loss on sale or disposal of assets, lease termination costs, asset impairment expense, and FCC reimbursements; interest expense; net gain (loss) on contingent consideration; loss on early extinguishment or restructuring of debt; gain (loss) on sale of subsidiaries; other (income) expense, net; foreign currency transaction (gain) loss included in cost of revenue; income tax (benefit) expense; (gain) loss from discontinued operations; noncontrolling interest; bonus to be settled in equity; share-based compensation expense; non-recurring items; and acquisition and disposition costs.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.

Adjusted Operating Income - Insurance
Adjusted Operating Income (“Insurance AOI”) and Pre-tax Adjusted Operating Income (“Pre-tax Insurance AOI”) for the Insurance segment are non-U.S. GAAP financial measures frequently used throughout the insurance industry and are economic measures the Insurance segment uses to evaluate its financial performance. Management believes that Insurance AOI and Pre-tax Insurance AOI measures provide investors with meaningful information for gaining an understanding of certain results and provide insight into an organization’s operating trends and facilitates comparisons between peer companies. However, Insurance AOI and Pre-tax Insurance AOI have certain limitations, and we may not calculate it the same as other companies in our industry. It should, therefore, be read together with the Company's results calculated in accordance with U.S. GAAP.
Similarly to Adjusted EBITDA, using Insurance AOI and Pre-tax Insurance AOI as performance measures have inherent limitations as an analytical tool as compared to income (loss) from operations or other U.S. GAAP financial measures, as these non-U.S. GAAP measures excludes certain items, including items that are recurring in nature, which may be meaningful to investors. As a result of the exclusions, Insurance AOI and Pre-tax Insurance AOI should not be considered in isolation and do not purport to be an alternative to income (loss) from operations or other U.S. GAAP financial measures as a measure of our operating performance.
Management defines Insurance AOI as Net income (loss) for the Insurance segment adjusted to exclude the impact of net investment gains (losses), including OTTI losses recognized in operations; asset impairment; intercompany elimination; bargain purchase gains; reinsurance gains; and acquisition costs. Management defines Pre-tax Insurance AOI as Insurance AOI adjusted to exclude the impact of income tax (benefit) expense recognized during the current period. Management believes that Insurance AOI and Pre-tax Insurance AOI provide meaningful financial metrics that help investors understand certain results and profitability. While these adjustments are an integral part of the overall performance of the Insurance segment, market conditions impacting these items can overshadow the underlying performance of the business. Accordingly, we believe using a measure which excludes their impact is effective in analyzing the trends of our operations.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include, without limitation, our 2019 guidance for the Construction segment and statements regarding our expectations regarding building shareholder value and future cash flow and invested assets.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. HC2 believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and HC2’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent statements and reports filed with the Securities and Exchange Commission (“SEC”), including in our reports on Forms 10-K, 10-Q, and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions, including the ability of HC2 and HC2's subsidiaries to raise capital; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition or disposition opportunities; HC2's ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. Although HC2 believes its expectations and assumptions regarding its future operating performance are reasonable, there can be no assurance that the expectations reflected herein will be achieved. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the SEC, and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenue	$397.5	$444.8	$1,242.3	$1,315.3
Life, accident and health earned premiums, net	28.9	25.4	88.7	65.3
Net investment income	51.2	31.7	152.6	68.8
Net realized and unrealized (losses) gains on investments	(1.9)	(0.5)	2.1	2.4
Net revenue	475.7	501.4	1,485.7	1,451.8
Operating expenses
Cost of revenue	337.0	402.9	1,075.9	1,179.2
Policy benefits, changes in reserves, and commissions	66.1	66.5	166.8	134.1
Selling, general and administrative	54.4	50.9	159.4	160.0
Depreciation and amortization	8.6	6.2	23.1	25.0
Other operating income	—	(0.8)	(1.6)	(2.9)
Total operating expenses	466.1	525.7	1,423.6	1,495.4
Income (loss) from operations	9.6	(24.3)	62.1	(43.6)
Interest expense	(24.0)	(17.5)	(69.3)	(54.0)
Gain on sale and deconsolidation of subsidiary	—	3.0	—	105.1
Income from equity investees	0.3	8.1	1.5	13.7
Gain on bargain purchase	—	109.1	1.1	109.1
Other income, net	6.8	63.9	5.4	64.0
(Loss) income from continuing operations	(7.3)	142.3	0.8	194.3
Income tax (expense) benefit	(1.0)	9.2	(6.2)	(1.9)
Net (loss) income	(8.3)	151.5	(5.4)	192.4
Net loss (income) attributable to noncontrolling interest and redeemable noncontrolling interest	1.2	2.0	4.9	(18.6)
Net (loss) income attributable to HC2 Holdings, Inc.	(7.1)	153.5	(0.5)	173.8
Less: Preferred dividends, deemed dividends, and repurchase gains	0.4	0.7	(0.4)	2.1
Net (loss) income attributable to common stock and participating preferred stockholders	$(7.5)	$152.8	$(0.1)	$171.7

(Loss) income per common share
Basic	$(0.16)	$3.09	$—	$3.48
Diluted	$(0.16)	$2.97	$—	$3.38

Weighted average common shares outstanding:
Basic	45.7	44.3	45.4	44.2
Diluted	45.7	46.2	45.4	45.6

HC2 HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
(in millions, except share amounts)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Investments:
Fixed maturity securities, available-for-sale at fair value	$3,975.5	$3,391.6
Equity securities	104.3	200.5
Mortgage loans	165.7	137.6
Policy loans	19.1	19.8
Other invested assets	84.4	72.5
Total investments	4,349.0	3,822.0
Cash and cash equivalents	276.9	325.0
Accounts receivable, net	293.3	379.2
Recoverable from reinsurers	947.9	1,000.2
Deferred tax asset	2.0	2.1
Property, plant and equipment, net	405.8	376.3
Goodwill	177.1	171.7
Intangibles, net	223.7	219.2
Other assets	269.8	208.1
Total assets	$6,945.5	$6,503.8

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$4,543.5	$4,562.1
Annuity reserves	236.9	245.2
Value of business acquired	226.1	244.6
Accounts payable and other current liabilities	329.1	344.9
Deferred tax liability	83.7	30.3
Debt obligations	820.4	743.9
Other liabilities	183.1	110.8
Total liabilities	6,422.8	6,281.8
Commitments and contingencies
Temporary equity
Preferred stock	10.3	20.3
Redeemable noncontrolling interest	11.0	8.0
Total temporary equity	21.3	28.3
Stockholders’ equity
Common stock, $.001 par value	—	—
Shares authorized: 80,000,000 at September 30, 2019 and December 31, 2018;
Shares issued: 46,554,499 and 45,391,397 at September 30, 2019 and December 31, 2018;
Shares outstanding: 45,850,584 and 44,907,818 at September 30, 2019 and December 31, 2018, respectively
Additional paid-in capital	272.6	260.5
Treasury stock, at cost: 703,915 and 483,579 shares at September 30, 2019 and December 31, 2018, respectively	(3.2)	(2.6)
Accumulated deficit	(62.0)	(57.2)
Accumulated other comprehensive income (loss)	197.4	(112.6)
Total HC2 Holdings, Inc. stockholders’ equity	404.8	88.1
Noncontrolling interest	96.6	105.6
Total stockholders’ equity	501.4	193.7
Total liabilities, temporary equity and stockholders’ equity	$6,945.5	$6,503.8

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)

(in millions)	Three Months Ended September 30, 2019
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net Loss attributable to HC2 Holdings, Inc.									$(7.1)
Less: Net Income attributable to HC2 Holdings Insurance segment									10.5
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									(2.1)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$7.0	$2.6	$(0.1)	$(0.3)	$5.6	$(6.2)	$(0.2)	$(23.9)	$(15.5)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	3.9	6.4	2.0	0.1	—	1.8	—	0.1	14.3
Depreciation and amortization (included in cost of revenue)	2.2	—	—	—	—	—	—	—	2.2
Amortization of equity method fair value adjustment at acquisition	—	(0.4)	—	—	—	—	—	—	(0.4)
Other operating (income) expense	—	0.2	(0.2)	0.8	—	(0.8)	—	—	—
Gain on sale and deconsolidation of subsidiary	—	—	—	—	—	—	—	—	—
Interest expense	2.3	1.2	1.0	—	—	2.4	—	17.1	24.0
Other (income) expense, net	(0.1)	(1.1)	(0.3)	—	(8.2)	0.9	0.2	2.9	(5.7)
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	—	—	—	—
Net loss on contingent consideration	—	—	—	(0.1)	—	—	—	—	(0.1)
Foreign currency (gain) loss (included in cost of revenue)	—	0.1	—	0.1	—	—	—	—	0.2
Income tax (benefit) expense	2.9	—	—	—	—	—	—	(2.8)	0.1
Noncontrolling interest	0.5	0.9	(0.1)	—	(1.4)	(1.1)	—	—	(1.2)
Bonus to be settled in equity	—	—	—	—	—	—	—	—	—
Share-based payment expense	—	0.5	—	—	—	0.1	—	1.5	2.1
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	0.7	1.3	—	0.2	—	1.0	—	0.4	3.6
Adjusted EBITDA	$19.4	$11.7	$2.3	$0.8	$(4.0)	$(1.9)	$—	$(4.7)	$23.6

Total Core Operating Subsidiaries	$34.2

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)

(in millions)	Three Months Ended September 30, 2018
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net Income attributable to HC2 Holdings, Inc.									$153.5
Less: Net Income attributable to HC2 Holdings Insurance segment									141.1
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									23.1
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$9.2	$(0.5)	$(0.6)	$1.3	$(2.6)	$(4.7)	$4.5	$(17.3)	$(10.7)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1.9	6.9	1.4	0.1	—	0.8	—	—	11.1
Depreciation and amortization (included in cost of revenue)	1.8	—	—	—	—	—	—	—	1.8
Amortization of equity method fair value adjustment at acquisition	—	(0.4)	—	—	—	—	—	—	(0.4)
Other operating (income) expense	(0.7)	(0.1)	—	—	—	—	—	—	(0.8)
Gain on sale and deconsolidation of subsidiary	—	—	—	—	—	—	(1.5)	—	(1.5)
Interest expense	0.6	1.2	0.4	—	—	0.5	—	14.6	17.3
Other (income) expense, net	(2.0)	(0.2)	0.1	—	—	0.4	(3.6)	1.5	(3.8)
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	—	—	—	—
Net loss on contingent consideration	—	—	—	—	—	—	—	—	—
Foreign currency (gain) loss (included in cost of revenue)	—	0.2	—	—	—	—	—	—	0.2
Income tax (benefit) expense	3.8	0.1	—	—	—	—	—	(6.4)	(2.5)
Noncontrolling interest	0.8	—	(0.3)	—	(0.5)	(1.5)	(0.4)	—	(1.9)
Bonus to be settled in equity	—	—	—	—	—	—	—	0.2	0.2
Share-based payment expense	—	0.5	—	—	0.1	1.7	—	1.0	3.3
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	0.5	0.2	—	0.1	—	0.4	—	0.2	1.4
Adjusted EBITDA	$15.9	$7.9	$1.0	$1.5	$(3.0)	$(2.4)	$(1.0)	$(6.2)	$13.7

Total Core Operating Subsidiaries	$26.3

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)

(in millions)	Nine Months Ended September 30, 2019
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net Loss attributable to HC2 Holdings, Inc.									$(0.5)
Less: Net Income attributable to HC2 Holdings Insurance segment									74.6
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									(7.6)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$18.0	$(1.9)	$(1.4)	$0.7	$1.6	$(14.1)	$(0.4)	$(70.0)	$(67.5)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	11.8	19.4	4.9	0.3	0.1	4.7	—	0.1	41.3
Depreciation and amortization (included in cost of revenue)	6.7	—	—	—	—	—	—	—	6.7
Amortization of equity method fair value adjustment at acquisition	—	(1.1)	—	—	—	—	—	—	(1.1)
Other operating (income) expense	(0.1)	—	(0.1)	1.3	—	(2.7)	—	—	(1.6)
Gain on sale and deconsolidation of subsidiary	—	—	—	—	—	—	—	—	—
Interest expense	7.0	3.3	1.9	—	—	6.3	—	51.1	69.6
Other (income) expense, net	0.1	(1.4)	(0.1)	—	(8.3)	1.3	0.4	3.9	(4.1)
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	—	—	—	—
Net loss on contingent consideration	—	—	—	(0.3)	—	—	—	—	(0.3)
Foreign currency (gain) loss (included in cost of revenue)	—	0.4	—	0.1	—	—	—	—	0.5
Income tax (benefit) expense	8.0	0.1	—	—	—	0.1	—	(5.3)	2.9
Noncontrolling interest	1.4	(0.7)	(0.7)	—	(2.2)	(2.7)	—	—	(4.9)
Bonus to be settled in equity	—	—	—	—	—	—	—	—	—
Share-based payment expense	—	1.3	—	—	0.1	0.5	—	4.0	5.9
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	2.0	2.0	0.1	0.3	—	1.3	—	1.0	6.7
Adjusted EBITDA	$54.9	$21.4	$4.6	$2.4	$(8.7)	$(5.3)	$—	$(15.2)	$54.1

Total Core Operating Subsidiaries	$83.3

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(Unaudited)

(in millions)	Nine Months Ended September 30, 2018
	Core Operating Subsidiaries				Early Stage & Other				Total HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Broadcasting	Other & Elimination	Non-operating Corporate
Net Income attributable to HC2 Holdings, Inc.									$173.8
Less: Net Income attributable to HC2 Holdings Insurance segment									142.9
Less: Consolidating eliminations attributable to HC2 Holdings Insurance segment									19.0
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance segment	$20.1	$4.1	$(0.6)	$3.4	$67.5	$(29.2)	$3.8	$(57.2)	$11.9
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	5.0	20.1	4.1	0.2	0.1	2.3	0.1	0.1	32.0
Depreciation and amortization (included in cost of revenue)	5.1	—	—	—	—	—	—	—	5.1
Amortization of equity method fair value adjustment at acquisition	—	(1.1)	—	—	—	—	—	—	(1.1)
Other operating (income) expenses	(0.3)	(2.8)	0.1	—	—	0.1	—	—	(2.9)
Gain on sale and deconsolidation of subsidiary	—	—	—	—	(102.1)	—	(1.6)	—	(103.7)
Interest expense	1.5	3.7	1.2	—	—	7.7	—	39.8	53.9
Other (income) expense, net	(1.9)	(1.3)	0.2	—	0.1	0.4	(3.4)	1.0	(4.9)
Loss on early extinguishment or restructuring of debt	—	—	—	—	—	2.5	—	—	2.5
Net loss on contingent consideration	—	—	—	—	—	—	—	—	—
Foreign currency (gain) loss (included in cost of revenue)	—	(0.4)	—	—	—	—	—	—	(0.4)
Income tax (benefit) expense	9.0	0.2	—	—	—	—	(0.3)	(7.0)	1.9
Noncontrolling interest	1.6	1.7	(0.3)	—	19.5	(2.8)	(1.1)	—	18.6
Bonus to be settled in equity	—	—	—	—	—	—	—	0.5	0.5
Share-based payment expense	—	1.4	—	—	0.2	2.3	0.3	3.9	8.1
Non-recurring items	—	—	—	—	—	—	—	—	—
Acquisition and disposition costs	1.4	0.2	—	0.2	2.5	3.0	—	0.6	7.9
Adjusted EBITDA	$41.5	$25.8	$4.7	$3.8	$(12.2)	$(13.7)	$(2.2)	$(18.3)	$29.4

Total Core Operating Subsidiaries	$75.8

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME TO
INSURANCE AOI AND PRE-TAX INSURANCE AOI
(Unaudited)

The table below shows the adjustments made to the reported Net income of the Insurance segment to calculate Insurance AOI and Pre-tax Insurance AOI.

(in millions)	Three Months Ended September 30,			Nine Months Ended September 30,
	2019	2018	Increase / (Decrease)	2019	2018	Increase / (Decrease)
Net income - Insurance segment	$10.5	$141.1	$(130.6)	$74.6	$142.9	$(68.3)
Effect of investment (gains) (1)	1.9	(20.1)	22.0	(3.6)	(27.1)	23.5
Bargain purchase gain	—	(109.1)	109.1	(1.1)	(109.1)	108.0
Reinsurance gain	—	(17.8)	17.8	—	(17.8)	17.8
Acquisition costs	0.2	1.3	(1.1)	2.0	2.4	(0.4)
Insurance AOI	12.6	(4.6)	17.2	71.9	(8.7)	80.6
Income tax expense (benefit)	0.9	(6.7)	7.6	3.3	—	3.3
Pre-tax Insurance AOI	$13.5	$(11.3)	$24.8	$75.2	$(8.7)	$83.9
(1) The Insurance segment revenues are inclusive of realized and unrealized gains and net investment income for the three and nine months ended September 30, 2019 and 2018. Such adjustments are related to transactions between entities under common control which are eliminated or are reclassified in consolidation.